NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212.850.5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

Alliance Data Completes Renewal of $550 Million Liquidity Facility

DALLAS, TX., April 2, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its private label credit card banking subsidiary, World Financial Network National Bank, has completed a renewal of a $550 million conduit facility. The facility, which funds both existing and new private label credit card programs, currently finances approximately $250 million in card assets, providing both current financing as well as an additional source of untapped liquidity. The facility was renewed by Barclays Capital, Royal Bank of Canada, and JP Morgan, and carries a current interest rate significantly below the Company’s historical (4-5%) cost of funds. The Company’s private label credit card business currently employs three sources of funding for its roughly $4.2 billion portfolio, which represents approximately 100 brands: FDIC insured CDs, conduit facilities and term asset-backed securitizations.

Ed Heffernan, president and chief executive officer of Alliance Data, commented, “Both liquidity and rates charged on that liquidity have improved dramatically in just the last six months. Just six months ago, LIBOR was at 4.5%, and there was no term market for asset-backed securities. Since then, LIBOR has dropped 400 basis points. In addition, spreads are beginning to tighten in the bank conduit market, and the newly created TALF program (term asset-backed securities loan facility) opens up term funding once again. These are game changers for the Company and will allow us to secure liquidity at favorable rates as well as ensure that funding is available for both our existing and new growth in our private label business.

“Favorable funding combined with solid portfolio growth will serve to mitigate much of the headwind created by rising credit losses,” Heffernan continued. “By lessening or even eliminating this headwind, our other two businesses, the AIR MILES® Reward Program in Canada and Epsilon Marketing Services in the United States, will comfortably drive overall growth for Alliance Data this year. When combined with strong free cash flow generation and an ongoing stock buyback program, we remain on track to once again deliver robust cash earnings per share growth for the year.”

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data- driven technologies and marketing services. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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